SCHEDULE 14A INFORMATION

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Fresh Brands, Inc.
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FRESH BRANDS, INC.

Proposed Merger With Affiliate of
Certified Grocers Midwest, Inc.

Employee/Franchisee Talking Points

December 6, 2005

•	Our Board of Directors has approved a definitive merger agreement providing for an affiliate of Certified Grocers Midwest, Inc. to acquire all of our outstanding shares in a cash merger at $7.05 per share. Including debt and certain other liabilities assumed, the total transaction value is approximately $100 million.

•	This merger agreement must now be approved by our shareholders at a special shareholders meeting and is subject to other customary conditions that must be fulfilled prior to closing. There is no financing contingency and Certified has obtained a commitment letter from a syndicate of banks led by JPMorgan Chase for $115 million of debt financing to fund the merger price and the financing needs of both companies after closing. We expect that the transaction will be completed sometime during the first quarter of next year.

•	Many of you know Certified, which has been in existence since 1940. It is a profitable Chicago-based grocery wholesaler with about $675 million in annual sales and a strong balance sheet. Certified is a member-owned cooperative that serves approximately 200 independent retail stores, principally in Illinois, out of a 67-acre distribution center in Hodgkins, Illinois. Members of the Certified cooperative own Certified Holdings, Inc., the parent of the company we are merging with.

•	An affiliate of Certified is acquiring our organization because they believe in our rich history, our strong reputation, our well-known brands and store banners, our vibrant franchise program, our great employees and our loyal customers. They believe that together, we can improve our economies of scale and realize many business and operating efficiencies, including lowering our product costs, so that we can continue to build on the success and improved sales and profitability that all of us have been working so hard to achieve for the past two years.

•	We believe that this transaction will allow us to more effectively implement our long-term plan to grow the business, meet our cost challenges and deliver lower cost products to our customers.

•	The merger should allow us to provide our franchisees and retail customers with an even more effective value proposition operating strategy to make our stores even more competitive and attractive to their retail customers. We’ll be able to compete better than ever in our markets.

•	The merger will also help provide assurance to all that we are here for the long-haul, and that we’ll be positioned to actively grow and continue to support our franchise base and wholesale business, as well as be in a better position to help facilitate the succession plans of some of our key franchisees so that we can ensure retention of their business. Certified understands what is needed to continue our great franchise program.

•	This merger also provides us with more financial capabilities and flexibility to invest in and grow our company for the long-term and to continue to support our franchisees, and this transaction fully resolves any concerns over the potential for irrational adverse reactions to today’s impairment charge announcement.

•	A change in ownership does not mean a change in our name or store banners. We will still be “Fresh Brands, Inc.” and will continue operating our “Piggly Wiggly” and “Dick’s Supermarkets” store banners.

•	It’s generally business as usual until the merger is closed, and even after the deal becomes final, we expect to continue to take care of our customers.

•	As a result of the transaction, instead of being a publicly-traded company, we will become privately held. We estimate that this will save us about $1.7 million per year and a lot of distraction that has burdened us for a long time now, especially since the Sarbanes-Oxley law was passed in 2002. As a private company, we will have more flexibility to more effectively implement our strategic and operational decisions for the long-term good of our company, with reduced pressure to achieve the shorter-term, quarterly financial performance that Wall Street investors generally expect.

•	For our employees, being part of a combined organization with more than $1.3 billion of annual revenue should provide many opportunities for our employees. Certified is looking forward to working with the associates of Fresh Brands because both organizations are dedicated to providing independent supermarket operators with excellent service at a low cost.

•	Certified is a Midwest-based company that knows us and our markets well. Culturally, they share our Midwest values and work ethic. This is a good fit and should be a great morale and confidence boost for our future longevity.

•	We anticipate no immediate significant job losses or facility closures directly related to the merger and that our compensation and benefit levels will stay generally the same for at least the near term. We will be establishing a transition team to work with Certified prior to the closing of our merger to help them better understand our business processes, programs and people, and assist them with their integration plans. As Certified makes decisions regarding our corporate structure and staffing, you will be notified as quickly as possible.

•	For our vendor partners, combining with Certified provides us with long-term financial security with a company that most of you know well and respect for the way they operate their business. Certified’s new $115 million syndicated credit facility led by JPMorgan Chase will be used by Certified to complete this deal and fund both of our operations. It will provide substantial liquidity for all of our anticipated working capital needs. In the near term, we have plenty of liquidity, with more than $17.9 million of availability under our current bank line of credit as of the end of the third quarter.

•	Moreover, with our combined volume, we believe that we will become an even better and more efficient partner with our vendors. By working together and taking unnecessary costs out of the system, we can ultimately sell more product for them at even more competitive pricing for our customers.

•	We believe this is an important transaction for Certified too. It will help them grow their core wholesale business in a contiguous market and enhance the cost savings opportunities and other synergies which it can then pass on to its own cooperative members. This high relative level of importance to Certified enhances both the prospects of closing our deal successfully and the likelihood that our integration will go smoothly, with minimal disruption to our employees, franchisees and other constituencies.

•	Again, I want to emphasize to all of you that it is important to continue focusing on your job responsibilities — serving our customers, buying and distributing quality products, improving our cost structure and executing on our key business initiatives.

•	It’s important now more than ever that we continue to take care of our customers, execute on our business initiatives, and achieve our sales and margin targets during this important transitional period.

•	I know that you must have many questions, and I will attempt to address those for which we have answers today. There are some areas in which we may not have specific information for you at this time. We are committed to providing you with additional information as we continue to work with Certified through the details, integration plans and the closing stages of this transaction.

FRESH BRANDS, INC.

Questions and Answers For Employees/Franchisees

Proposed Merger With Affiliate of
Certified Grocers Midwest, Inc.

December 6, 2005

Q:      WHAT IS BEING ANNOUNCED?

A:      Fresh Brands, Inc. has entered into a definitive merger agreement pursuant to which we will be acquired by an affiliate of Certified Grocers Midwest, Inc. for $7.05 per share in cash. Including debt and certain other liabilities being assumed, the total value of this deal is approximately $100 million. The transaction is subject to shareholder approval and other customary closing conditions. There is no financing contingency.

Q:      WHAT IS THE POSITION OF THE BOARD OF DIRECTORS ON THIS TRANSACTION?

A:      The Board of Directors has unanimously approved the merger agreement, and subject to the terms of the merger agreement, intends to recommend to our shareholders that they approve the merger agreement at a special meeting to be held on a date to be announced in the first quarter of 2006. An explanatory proxy statement is currently being prepared.

Q:      WHAT IS THE TIMING FOR THIS ACQUISITION?

A:      The transaction must now be approved by our shareholders and is subject to other customary closing conditions that must be fulfilled prior to closing. We expect that the transaction will be completed sometime during the first quarter of next year.

Q:      WHO IS CERTIFIED GROCERS MIDWEST?

A:      Many of you know Certified, which has been in existence since 1940. It is a profitable Chicago-based grocery wholesaler with about $675 million in annual sales and a strong balance sheet. Certified is a member-owned cooperative that serves approximately 200 independent retail stores, principally in Illinois, out of a 67-acre distribution center in Hodgkins, Illinois. Members of the Certified cooperative own Certified Holdings, Inc., the parent of the company we are merging with.

Q:      WHY IS FRESH BRANDS BEING SOLD?

A:      First and foremost, this transaction provides a fully-financed, fair price to our shareholders. Our decision to sell to an affiliate of Certified was the result of a very extensive six-month long strategic options exploration process led by industry investment banking expert, William Blair & Company, LLC. We explored many different strategic options and our Board of Directors and management team believe that this transaction is in our best interests. From an operational viewpoint, doubling the size of our annual revenue base to in excess of $1.3 billion and significantly increasing our buying power should provide us with improved economies of scale and the ability to lower our product costs to our franchisees and our retail consumers. We believe this will allow us to compete even more effectively in our markets and continue the sales and margin improvements momentum created by the success of our value proposition operating strategy.

Q:      WHAT CHANGES AS A RESULT OF THIS DEFINITIVE MERGER AGREEMENT?

A:      It’s generally business as usual until the deal is closed, and even after the deal becomes final, we will continue to take care of our customers and execute on business initiatives and our value proposition operational strategy.

Q:      WHO IS MY LEADER?

A:      Pending closing of the merger, our current organizational structure at this time remains intact. So, employees should continue to report to their current manager. We will be working out the details with Certified about our post-closing organizational structure.

Q:      WHO WILL BE LEADING FRESH BRANDS AFTER THIS MERGER?

A:      While our board of directors will be different, it is expected that most of our current senior management team will continue to lead Fresh Brands going forward for the near term. We will be working out the details with Certified about our post-closing organizational structure.

Q:      ON WHAT DO I FOCUS NOW?

A:      While we will have new ownership after the closing of the merger, it is important that you continue to focus on your job responsibilities — serving our customers, buying and distributing quality products, improving our cost structure, executing on our key business initiatives and delivering our value proposition operational strategy.

Q:      WILL WE STILL BE FRESH BRANDS, INC. AND PIGGLY WIGGLY/DICK'S SUPERMARKETS?

A:      Yes. This is not the end of “Fresh Brands,” but only the beginning of the next phase in our future as a company. Instead of being a publicly-traded company, upon closing of the transaction, we will become privately held. This change in ownership will not mean a change in our name or our retail store banners. We will still be “Fresh Brands, Inc.,” “Piggly Wiggly” and “Dick’s Supermarkets.”

Q:      WHY IS THIS GOOD FOR OUR COMPANY?

A:      This transaction should enable us to improve our economies of scale and realize many business and operating strategies, including reduced product costs. This should allow us to execute an even more effective value proposition operating strategy and compete even better in our markets. This merger will also significantly reduce our costs and the regulatory, legal, accounting and reporting burdens of being a public company. No longer being public will save us an estimated $1.7 million per year. As a result of no longer being public, in general, we will be able to operate in a better overall environment with increased flexibility to more easily and effectively address longer-term issues. Our combination with Certified, and the fact that we will no longer be a public company, should also allow us to more effectively address a number of the constraints on our growth and pursuit of alternative business models.

Q:      UNDER CERTIFIED, WILL WE HAVE A NEW BUSINESS STRATEGY?

A:      Certified intends on leveraging our many strengths, including our rich history, reputation, store banners, franchise program and value proposition strategy. Certified understands our successful franchise program and what it will take to continue that success and expand our wholesale business. Certified has a long history of effectively serving the needs of independent retailers.

Q:      IT SOUNDS LIKE THE SAME STRATEGY AS BEFORE. WHAT WILL BE DIFFERENT?

A:      Beside having new owners, we will have a more favorable cost structure, lower product costs and more flexibility and resources to more aggressively pursue our value proposition strategy going forward, including the ability to deliver even more cost savings to our franchisees and retail customers.

Q:      WILL FRESH BRANDS' HEADQUARTERS CONTINUE TO BE LOCATED IN SHEBOYGAN FOLLOWING THE MERGER?

A:      Certified has indicated to us that they plan to maintain our corporate headquarters office and distribution center in Sheboygan for at least the near term. Beyond that, they have not determined their plans. We will communicate their plans as quickly as possible to determine the impact their decisions may have on you.

Q:      WILL OPERATING PROCEDURES CHANGE?

A:      We all should continue with “business as usual”. Our customers rely on you. You will continue to receive the systems and support you need to run our business and take care of our customers.

Q:      WILL I CONTINUE TO HAVE A JOB?

A:      Between now and closing, no job losses are expected as a result of the transaction. As our integration plan with Certified becomes more clear, we will have a better picture of our organizational chart.

Q:      WILL I CONTINUE TO BE ELIGIBLE FOR BENEFITS?

A:      Your Fresh Brands health care benefits will remain unchanged through the closing. After closing, Certified may look at our benefits in comparison to their own organization and make comparable changes or may otherwise make other changes as may be required by law, but should provide an overall package that is generally in line with what you have today. As we work through specific details with Certified following the closing of the transaction, we will provide you with additional information.

Q:      WILL MY YEARS OF SERVICE BE CREDITED FOR BENEFIT PURPOSES IF MY EMPLOYMENT CONTINUES?

A:      Yes. Your service will continue to be credited under benefit plans in which you participate with no interruption.

Q:      WHAT HAPPENS TO MY 401(K) PLAN?

A:      Your eligibility to participate in our Fresh Brands Profit Sharing/401(k) Plan will remain unchanged through the closing. After closing, Certified may look at Fresh Brands’ benefits in comparison to their own organization and make comparable changes, but should provide an overall package that is generally in line with what you have today.

Q:      HOW WILL VACATION/SICK TIME BE HANDLED?

A:      You will continue to be eligible through closing for vacation/sick time under our existing policies.

Q:      WHAT HAPPENS IF I HOLD STOCK OPTIONS?

A:      Although all of our stock options will immediately vest at the time of the closing of the merger, virtually all of our stock options are “under water.” This means that the options’ exercise price is higher than the $7.05 per share price to be paid to shareholders in the merger and that the options have no immediate cash value as a result of the merger. However, in consideration of your agreeing to cancel all of your under water options prior to closing, we will be providing you with a $100 payment.

Q:      WHEN WILL WE KNOW MORE ABOUT THE TRANSACTION?

A:      There are some areas in which we do not have specific information for employees at this time. We are committed to provide you with additional information as we continue to work with Certified through the details and closing stages of this transaction.

Q:      HOW WILL I KNOW WHAT AND WHEN DECISIONS HAVE BEEN MADE?

A:      We will be establishing a transition team to work with Certified prior to the closing of our merger to help them better understand our business processes, programs and people, and assist them with their integration plans. As Certified makes decisions regarding our corporate structure and staffing, you will be notified as quickly as possible.

Where You Can Find Additional Information

In connection with the proposed merger, Fresh Brands will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders a proxy statement. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Fresh Brands, Inc. 2215 Union Avenue, Sheboygan, WI 53081, Attention: Corporate Secretary, Telephone 920-457-4433, or from Fresh Brands’ website, www.fresh-brands.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Fresh Brands.

Fresh Brands and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Fresh Brands in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Fresh Brands’ proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Fresh Brands common stock as of March 30, 2005 is also set forth in the Schedule 14A filed by Fresh Brands on April 12, 2005 with the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this document are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe the Company’s future plans, objectives, strategies or goals are also forward-looking statements. Forward statements include statements about the expected timing, completion and effects of the proposed merger. In addition, the Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of the Company are described in Fresh Brands’ filings with the SEC, including Fresh Brands’ annual report on Form 10-K for the fiscal year ended January 1, 2005. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this document and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.